SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 5, 2016

Date of report (Date of earliest event reported)

BIOLIFE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36362	94-3076866
(State or Other Juris-	(Commission File No.)	(IRS Employer
diction of Incorporation)		Identification No.)

3303 Monte Villa Parkway, Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 402-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, BioLife Solutions, Inc. (“we” or “our”) is a party to a commitment letter dated May 12, 2016 (the “Commitment Letter”) with WAVI Holding AG (“WAVI”) pursuant to which WAVI agreed to make a series of advances on June 1, 2016, September 1, 2016, December 1, 2016 and March 1, 2017 (each, an “Advance”). Pursuant to the Commitment Letter, on May 12, 2016, we entered into a promissory note (the “Note”) in favor of WAVI whereby we agreed to pay WAVI the principal amount of all Advances under the Note, plus interest. The Note is unsecured, carries an annual interest rate of 10% and matures on June 1, 2017. WAVI is not obligated to pay any Advance if an event of default (as defined in the Note) has occurred or is occurring. In addition, if an event of default has occurred, WAVI may, at its option, declare the Note to be immediately due and payable, together with all unpaid interest, without further notice or demand. The Note also provides that we will not permit any liens on our assets, subject to certain exceptions.

On December 5, 2016, we borrowed $1,000,000 as an Advance under the Note, which will be subject to the terms and conditions of the Note described above.

The foregoing descriptions of the Commitment Letter and the Note are not complete and are qualified in their entirety by reference to the full text of the Commitment Letter and the Note, which were filed as Exhibit 10.6 and Exhibit 10.8, respectively, to our Quarterly Report on Form 10-Q filed on May 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2016

BIOLIFE SOLUTIONS, INC.

By:	/s/ Roderick de Greef
Roderick de Greef
Chief Financial Officer